December 4, 2020 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for Aramark and, under the date of November 24, 2020, we reported on the consolidated financial statements of Aramark as of and for the fiscal years ended October 2, 2020 and September 27, 2019 and the effectiveness of internal control over financial reporting as of October 2, 2020 and September 27, 2019. On December 1, 2020, we were dismissed. We have read Aramark’s statements included under Item 4.01(a) of its Form 8-K dated December 4, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with Aramark’s statements regarding: 1) the process to determine Aramark’s independent registered public accounting firm, 2) the selection of Aramark’s independent registered public accounting firm for the fiscal year ending October 1, 2021, and 3) the dismissal of KPMG was determined by the Audit Committee of the Board of Directors of Aramark. Very truly yours, KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.